Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Dillard’s, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 333-202574, 333-181623, 333-167937, 333-164361, 333-156029, 333-147636, 333-126000, 333-89180 and 333-89128) of Dillard’s, Inc. and subsidiaries of our reports dated March 21, 2016, with respect to the consolidated balance sheets of Dillard’s, Inc. and subsidiaries as of January 30, 2016 and January 31, 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 30, 2016, the effectiveness of internal control over financial reporting as of January 30, 2016, which reports appear in the January 30, 2016 annual report on Form 10-K of Dillard’s, Inc.
/s/ KPMG LLP
Dallas, Texas
March 21, 2016